EXHIBIT 99.1

CROWN MEDIA HOLDINGS ANNOUNCES OPERATING RESULTS

FOR FOURTH QUARTER OF 2014

STUDIO CITY, Calif. — February 20, 2015 - Crown Media Holdings, Inc. (NASDAQ:CRWN) today reported its operating results for the three months and year ended December 31, 2014.

Operating Highlights

•                  Double-digit advertising revenue growth.  Advertising revenue increased 14% for the quarter and 11% for the year ended December 31, 2014, as compared to the prior year periods, due to the strength of pricing across both channels and significant audience gains in the fourth quarter, particularly on Hallmark Movies & Mysteries. These increases contributed to 25% growth in Adjusted EBITDA for the quarter and 10% growth in Adjusted EBITDA for the year.

•                  Hallmark Channel’s Countdown to Christmas 2014 was #1 on cable. Since its launch on October 31, 2014, Countdown to Christmas reached 66 million viewers and was the most watched cable network among households and women 25-54, resulting in the highest day (November 29th) in network history. The 12 New Movies of Christmas averaged a 2.6 household rating on Hallmark Channel, making it #1 in weekend prime time.

•                  Hallmark Movies & Mysteries delivered record ratings in fourth quarter. Following the recent re-brand and Most Wonderful Movies of Christmas, Hallmark Movies & Mysteries delivered its highest quarter and year in both total day and prime time among households, women 25-54, and adults 25-54 in its network history.

•                  Hallmark Hall of Fame on Hallmark Channel premiered on a high note. The first Hallmark Hall of Fame movie to premiere on Hallmark Channel, One Christmas Eve, premiered to a 3.2 household rating, and was the highest cable airing of any Hallmark Hall of Fame presentation among households and total viewers. After six airings, the movie reached 13.5 million unduplicated viewers and 2.8 million women 25-54.

•                  Growth of Crown Media Family Networks’ digital offerings. On October 21, 2014, Crown Media Family Networks unveiled newly designed consumer websites for Hallmark Channel and Hallmark Movies & Mysteries. During the holiday season, hallmarkchannel.com reached over 3.5 million unique visitors, up 29% from the same period in 2013.

“Crown Media’s tremendous achievements in 2014, including Hallmark Channel’s second scripted series, When Calls the Heart; the successful return of Cedar Cove; the rebrand of Hallmark Movie Channel to Hallmark Movies & Mysteries; and strong content and ratings during the holiday season, contributed to the continued growth of our business and another year of record financial results. Looking ahead to 2015, we are focused on building on our programming footprint, further positioning us to achieve great success.” said Bill Abbott, President and CEO of Crown Media Family Networks.

Financial Results

Historical financial information is provided in tables at the end of this release.

Operating Results

For the fourth quarter of 2014 Crown Media reported revenue of $134.2 million, a 13% increase from $118.4 million in the fourth quarter of 2013. Advertising revenue increased 14% to $111.1 million from $97.3 million in the fourth quarter of 2013 due to the strength of pricing across both channels and ratings increases on Hallmark Movies & Mysteries.

For 2014 Crown Media reported revenue of $415.6 million, a 10% increase from $377.8 million in 2013. Advertising revenue increased 11% to $327.7 million from $294.8 million for 2013 due to the strength of pricing across both channels and ratings increases for certain key demographics. Subscriber fee revenue increased 1% to $82.9 million from $81.8 million during 2013 due to contractual rate increases.

Other revenue increased $2.3 million for the quarter and $3.8 million for 2014 as compared to the same three months and year ended periods in the prior year, due to revenue from licensing agreements.

For the fourth quarter of 2014, cost of services decreased 3% to $38.7 million from $39.9 million during the same quarter of 2013. Programming costs decreased 6% quarter over quarter.  During the fourth quarter of 2013, the Company wrote-off $2.5 million of programming.  Operating costs increased $0.8 million quarter over quarter due to increased costs surrounding the holidays.

For 2014, cost of services increased 11% to $165.1 million from $149.1 million during 2013. Programming costs increased 11% due to the amortization related to our original series When Calls the Heart and Signed, Sealed, Delivered; an increase in the number of original episodes of our daily lifestyle program, Home & Family; and amortization of syndicated programming, including The Middle. Operating costs increased $1.4 million period over period due to increases in salary, playback and music stock expense.

Selling, general and administrative expense (including depreciation and amortization expense) increased 16% to $21.6 million for the fourth quarter of 2014 from $18.6 million during the same quarter of 2013 due to increases in employee costs, including contingent compensation, and increases in amortization and depreciation expense.

Selling, general and administrative expense (including depreciation and amortization expense) increased 9% to $71.0 million for 2014 from $65.3 million during 2013 due to increases in employee costs, including contingent compensation and severance expense, and increases in amortization, depreciation and rent expense.

Marketing expense increased $0.4 million during the fourth quarter of 2014 compared to the fourth quarter of 2013 and increased $0.9 million for the full year to support the increase in original programming.

Interest expense decreased $1.1 million for the fourth quarter of 2014, as compared to the fourth quarter of 2013, due to the decrease in the principal balance of the Term Loan and Notes. Interest expense on the Term Loan was $1.9 million and $1.5 million for the three months ended December 31, 2013 and 2014, respectively. Interest expense on the Notes was $8.1 million and $7.4 million for the three months ended December 31, 2013 and 2014, respectively.

Interest expense decreased $3.3 million for 2014, as compared to 2013. Interest expense on the Term Loan was $8.8 million and $6.6 million for 2013 and 2014, respectively. Interest expense on the Notes was $32.3 million and $31.5 million for 2013 and 2014, respectively. Over the past year, the Company has reduced its principal balance under its Term Loan by $36.5 million and the principal balance under its Notes by $28.5 million.

In August 2014, the Company repurchased $8.5 million in principal amount of its Notes for a price of $9.5 million and retired a portion of the related debt issuance costs of $0.2 million, which resulted in an aggregate pre-tax loss on early extinguishment of debt of $1.2 million. In October 2014, the Company repurchased $20.0 million in principal amount of its Notes for a purchase price of $22.1 million and retired a portion of the related debt issuance costs of $0.4 million, which resulted in an aggregate pre-tax loss on early extinguishment of debt of $2.5 million.

Provisions for income tax of $17.2 million and $41.6 million reflect corresponding effective tax rates of 39.2% and 38.1% for the three months and year ended December 31, 2013, respectively. During the fourth quarter of 2014, the Company released $22.8 million of valuation allowance.

In December 2014, the Company reevaluated its remaining obligations under the terms of the sale of its international business.  Accordingly, the Company increased the carrying amount of the liability by $1.0 million and recognized a corresponding loss from the sale of discontinued operations in the accompanying statement of operations, net of $0.4 million of taxes.

Adjusted EBITDA was $70.2 million for the fourth quarter of 2014 compared to $56.1 million for the fourth quarter of 2013. Cash provided by operating activities totaled $18.0 million for the fourth quarter of 2014 compared to $23.2 million for the fourth quarter of 2013. Net income to common shareholders for the quarter ended December 31, 2014, $51.6 million, or $0.14 per share, compared to $26.7 million, or $0.07 per share, compared to, in the fourth quarter of 2013.

Adjusted EBITDA was $175.9 million for 2014 compared to $159.8 million for 2013. Cash provided by operating activities totaled $69.3 million for 2014, compared to $57.6 million for 2013. Net income to common shareholders for 2014, totaled $94.5 million, or $0.26 per share, compared to $67.7 million, or $0.19 per share, for 2013.

Conference Call and Webcast to be Held Friday, February 20th, at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call on Friday, February 20th, at 11:00 a.m., Eastern Time to discuss the results of the three months and year ended December 31, 2014. Investors and interested parties may listen to the call via a live webcast accessible on the Company’s investor relations page, http://ir.crownmedia.net/, or by dialing (877) 307-0246 (Domestic) or (224) 357-2394 (International) and using the conference number 67832698. For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start of the call. The webcast will be archived on the site, and a telephone replay of the call will be available for 5 days following the call beginning at 2:00 p.m. Eastern Time on Friday,  February 20th, at (855) 859-2056 (Domestic) or (404) 537-3406 (International), using the conference number 67832698.

About Crown Media Holdings, Inc.

Crown Media Holdings, Inc. is the corporate parent for the portfolio of cable networks and related businesses under Crown Media Family Networks. The company currently operates and distributes Hallmark Channel in both high definition (HD) and standard definition (SD) to 85 million subscribers in the U.S. Hallmark Channel is the nation’s leading destination for quality family programming with an ambitious slate of TV movies and specials; original scripted series, including Cedar Cove, When Calls the Heart, and Good Witch; as well as some of television’s most beloved sitcoms and series. Hallmark Channel is also home to annual holiday franchise, Countdown to Christmas, featuring a lineup of 24/7 holiday programming, including The 12 New Movies of Christmas. Hallmark Channel’s sibling network, Hallmark Movies & Mysteries, is available in 56 million homes in HD and SD and is one of America’s fastest-growing cable networks. Recently rebranded from Hallmark Movie Channel, Hallmark Movies & Mysteries features a unique mix of original movies and acquired series focusing on the lighter side of the suspense and mystery genres. The network is also home to annual holiday programming franchise, the Most Wonderful Movies of Christmas, as well as presentations from the award-winning Hallmark Hall of Fame library. In addition, Crown Media Family Networks includes the online offerings of HallmarkChannel.com and HallmarkMoviesandMysteries.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; our ability to address our liquidity needs; our incurrence of losses; our substantial indebtedness affecting our financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA. Our calculation of Adjusted EBITDA adds back non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, and other non-cash expenses. For this purpose, restricted stock unit compensation and long term incentive plan expense are treated as non-cash items, although they may result in cash payments during subsequent periods. See “Selected Unaudited Financial Information” below for a reconciliation to GAAP net income. Management views Adjusted EBITDA as a critical measure of our operating performance and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation and amortization. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is likely calculated differently than presentations of EBITDA by other entities as our calculation was based upon the definition in a bank credit agreement.

For additional information, please contact:

Investors and Press

Crown Media Holdings, Inc.

Mary Dzabic, 818.755.1261

marydzabic@crownmedia.com

Crown Media Holdings, Inc.

Unaudited Consolidated Income Statement Information

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2014	2013	2014
Revenue:
Advertising	$96,297	$108,178	$291,710	$323,033
Advertising by Hallmark Cards	983	2,933	3,095	4,658
Subscriber fees	20,545	20,267	81,818	82,903
Other revenue	564	2,863	1,178	5,002
Total revenue, net	118,389	134,241	377,801	415,596
Cost of services:
Non-affiliate programming	35,179	32,714	130,572	144,645
Hallmark Cards affiliate programming	980	1,450	3,429	3,951
Amortization of capital lease	290	290	1,158	1,158
Other costs of services	3,442	4,261	13,990	15,375
Total cost of services	39,891	38,715	149,149	165,129
Selling, general and administrative expense	18,107	20,915	63,438	68,570
Marketing expense	5,858	6,241	11,544	12,436
Depreciation and amortization expense	481	715	1,850	2,468
Gain from extinguishment	(121)	—	(121)	—
Income from continuing operations before interest and income tax expense	54,173	67,655	151,941	166,993
Interest expense	(10,293)	(9,222)	(42,577)	(39,263)
Loss on early extinguishment of debt	—	(2,488)	—	(3,668)
Income from continuing operations before income tax	43,880	55,945	109,364	124,062
Income tax expense	(17,218)	(3,716)	(41,649)	(28,936)
Income from continuing operations	26,662	52,229	67,715	95,126
Loss from sale of discontinued operations, net of tax	—	(629)	—	(629)
Net income	$26,662	$51,600	$67,715	$94,497

Income per share before discontinued operations	$0.07	$0.15	$0.19	$0.26
Loss from sale of discontinued operations	$—	$(0.00)	$—	$(0.00)
Net income per share — diluted	$0.07	$0.14	$0.19	$0.26
Weighted average number of common shares outstanding	359,676	359,676	359,676	359,676

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of December 31,
	2013	2014

ASSETS

Cash and cash equivalents	$63,750	$60,888
Accounts receivable, less allowance for doubtful accounts of $834 and $265, respectively	104,613	118,277
Programming rights	71,540	85,950
Prepaid programming rights	26,839	33,844
Deferred tax asset, net	39,100	46,900
Prepaid and other assets	1,960	3,459
Total current assets	307,802	349,318
Programming rights	201,936	221,664
Prepaid programming rights	9,805	5,938
Property and equipment, net	9,799	10,763
Deferred tax asset, net	181,164	147,468
Debt issuance costs, net	10,047	7,878
Other assets	3,644	5,051
Goodwill	314,033	314,033
Total assets	$1,038,230	$1,062,113

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable and accrued liabilities	$22,238	$29,588
Audience deficiency reserve liability	4,888	5,926
Programming rights payable	85,560	66,726
Payables to Hallmark Cards affiliates	466	150
Interest payable	14,455	13,079
Current maturities of long-term debt	25,000	20,000
Total current liabilities	152,607	135,469
Accrued liabilities	13,838	17,629
Programming rights payable	43,314	45,676
Long-term debt, net of current maturities	429,330	369,701
Total liabilities	639,089	568,475

COMMITMENTS AND CONTINGENCIES STOCKHOLDERS’ EQUITY
Class A common stock, $.01 par value; 500,000,000 shares authorized; 359,675,936 shares issued and outstanding as of both December 31, 2013 and 2014	3,597	3,597
Paid-in capital	2,062,818	2,062,818
Accumulated deficit	(1,667,274)	(1,572,777)
Total stockholders’ equity	399,141	493,638
Total liabilities and stockholders’ equity	$1,038,230	$1,062,113

Crown Media Holdings, Inc.

Selected Unaudited Financial Information

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2014	2013	2014

Net income	$26,662	$51,600	$67,715	$94,497
Loss from sale of discontinued operations	—	629	—	629
Loss on early extinguishment of debt	—	2,488	—	3,668
Gain on early extinguishment of liability	(121)	—	(121)	—
Promotion and placement expense	262	264	1,050	1,054
Depreciation and amortization	771	1,005	3,008	3,626
Interest expense	10,293	9,222	42,577	39,263
Income tax expense	17,218	3,716	41,649	28,936
Long term incentive plan expense	990	1,279	3,658	4,187
Restricted stock unit compensation	32	—	242	36
Adjusted earnings before interest, taxes, depreciation and amortization	$56,107	$70,203	$159,778	$175,896

Programming and other amortization	36,638	34,659	135,821	150,608
Provision for allowance for doubtful account	81	64	875	187
Changes in operating assets and liabilities:
Change to programming rights	(38,633)	(41,764)	(146,560)	(182,733)
Change to prepaid programming rights	7,694	4,005	(9,076)	(3,138)
Change in programming rights payable	(6,944)	(11,718)	(12,334)	(16,472)
Interest paid	(1,832)	(1,907)	(40,414)	(38,464)
Changes in other operating assets and liabilities, net of adjustments above	(29,905)	(35,591)	(30,512)	(16,574)
Net cash provided by operating activities	$23,206	$17,951	$57,578	$69,310

Crown Media Holdings, Inc.

Selected Unaudited Cash Flow Statement Information

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2014	2013	2014

Net cash provided by operating activities	$23,206	$17,951	$57,578	$69,310
Net cash used in investing activities	(109)	(307)	(1,511)	(2,719)
Net cash used in financing activities	(312)	(22,460)	(36,022)	(69,453)
Net increase (decrease) in cash and cash equivalents	22,785	(4,816)	20,045	(2,862)
Cash and cash equivalents, beginning of period	40,965	65,704	43,705	63,750
Cash and cash equivalents, end of period	$63,750	$60,888	$63,750	$60,888